Executive PRSU Award Agreement

Exhibit 10.19

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
PURSUANT TO THE
AMPLIFY ENERGY CORP.

EQUITY INCENTIVE PLAN

* * * * *

Participant:[________________]

Grant Date:[________], 2024

Target Number of Performance-
Based Restricted Stock
Units (“Target PRSUs”):[________________]

Performance Vesting

Conditions:	See Exhibit A

Performance Period:	The three (3)-year period set forth on Exhibit A hereto (the “Performance Period”).

* * * * *

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) dated as of the Grant Date specified above (“Grant Date”), is entered into by and between Amplify Energy Corp., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Amplify Energy Corp. Equity Incentive Plan (the “Plan”).

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant this award (this “Award”) of Performance-Based Restricted Stock Units (“PRSUs”) to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.Incorporation By Reference; Plan Document Receipt. Except as specifically provided herein, this Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to this Award), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Except as provided otherwise herein, any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall control.
2.Grant of Award.
(a)The Company hereby grants to the Participant, on the Grant Date, the PRSUs, which, depending on the extent to which the performance vesting conditions set forth on Exhibit A hereto (the “Performance Vesting Conditions”) are satisfied during the Performance Period, may result in the

Participant earning between zero percent (0%) and two hundred percent (200%), inclusive, of the Target PRSUs during the Performance Period. PRSUs that do not vest in accordance with the Performance Vesting Conditions by the end of the Performance Period shall be immediately forfeited for no consideration at the end of the Performance Period.
(b)Subject to the terms of this Agreement and the Plan, each PRSU, to the extent it becomes a vested PRSU, represents the right to receive one (1) share of Common Stock. Unless and until a PRSU becomes vested, the Participant will have no right to settlement of such PRSU. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the PRSUs, except as otherwise specifically provided for in the Plan or this Agreement.
3.Vesting; Forfeiture.
(a)Vesting Generally. Except as otherwise provided in this Section 3, the PRSUs subject to this Award shall become vested in accordance with the Performance Vesting Conditions, subject to the Participant’s continued Service from the Grant Date through the date of settlement pursuant to Section 4 hereof.
(b)Termination Without Cause; Resignation for Good Reason. In the event of a termination of the Participant’s Service by the Company or an Affiliate of the Company without Cause or by the Participant for Good Reason (as defined in that certain employment agreement in effect as of the Grant Date, by and between the Participant and the Company or any Affiliate of the Company (the “Employment Agreement”)) (each, a “Qualifying Termination”), a Pro-Rata Portion (as defined below) of the PRSUs shall become vested in accordance with the Performance Vesting Conditions based on actual performance through the date of the Qualifying Termination, subject to the Participant’s execution and non-revocation of a general release of claims in favor of the Company and its Affiliates within sixty (60) days following such Qualifying Termination and continued compliance with all applicable restrictive covenants. The PRSUs, if any, that become vested pursuant to this Section 3 shall be settled in accordance with Section 4 hereof following the end of the  Performance Period. “Pro-Rata Portion” shall mean a number of PRSUs equal to (x) a quotient, the numerator of which is the number of days the Participant provided Services during the period beginning on the first day of the Performance Period and ending on the date on which the Participant’s Services terminated, and the denominator of which is the number of days between the period beginning on the first day of the Performance Period and ending on the last day in the Performance Period, multiplied by (y) the number of any PRSUs that may become vested based upon the Performance Vesting Conditions, as determined by the Committee in accordance with this Section 4.
(c)Committee Discretion to Accelerate Vesting. In addition to the foregoing, the Committee may, in its sole discretion, accelerate vesting of the PRSUs at any time and for any reason.
(d)Forfeiture. All outstanding unvested PRSUs shall be immediately forfeited and cancelled for no consideration (i) upon a termination of the Participant’s Service for Cause, (ii) upon the Participant’s breach of any restrictive covenant set forth in the Employment Agreement or any other written agreement between the Participant and the Company, (iii) upon a resignation by the Participant without Good Reason or (iv) due to Participant’s death or Disability. For avoidance of doubt, the continuous Service of the Participant shall not be deemed interrupted, and the Participant shall not be deemed to have incurred a termination of Service, by reason of the transfer of the Participant’s Service among the Company and/or its Subsidiaries and/or Affiliates.

(e)Change in Control. In the event the Participant incurs a Qualifying Termination during the eighteen (18) month period immediately following a Change in Control, subject to the Participant’s execution and non-revocation of a general release of claims in favor of the Company and its Affiliates within sixty (60) days following such Qualifying Termination and continued compliance with all applicable restrictive covenants, the Performance Period shall be deemed to have ended as of the third business day prior to the date of the consummation of such Change in Control (the “Measurement Date”) and a number of PRSUs shall become vested equal to the greater of (A) the number of PRSUs determined in accordance with the criteria set forth on Exhibit A based on actual performance through the Measurement Date and (B) the Target PRSUs. The PRSUs, if any, that become vested pursuant to this Section 3(e) shall be settled in accordance with Section 4 hereof within sixty (60) days following the date of such Qualifying Termination.
4.Delivery of Shares. Unless otherwise provided herein, each vested PRSUs shall be settled within sixty (60) days following the end of the Performance Period. The PRSUs shall be settled by delivering to the Participant the number of shares of Common Stock that correspond to the number of PRSUs that have become vested as of the end of the Performance Period, less any shares of Common Stock or any amount withheld by the Company pursuant to Section 9 hereof. Notwithstanding the foregoing, if as of the settlement date, the Company’s stockholders have not approved an amendment to the Plan providing for an increase in the Total Shares available under the Plan such that there are a sufficient number of shares of Common Stock available under the Plan to deliver in respect of the Participant’s vested PRSUs, such Participant’s vested PRSUs shall be settled on such settlement date through a cash payment equal to the per share Fair Market Value of Common Stock as of the last trading day prior to such settlement date. For clarity, each Participant’s PRSUs shall be settled by delivery of shares of Common Stock so long as there are sufficient shares of Common Stock available under the Plan on the settlement date and the Company shall not have any discretion to elect to settle a Participant’s PRSUs in cash.  No elections by any Participant shall be permitted with respect to the timing of any settlement of the PRSUs.
5.Dividends; Rights as Stockholder. If the Company pays a cash dividend in respect of its outstanding Common Stock and, on the record date for such dividend, the Participant holds PRSUs granted pursuant to this Agreement that have not vested and been settled in accordance with Section 4, the Company shall credit to an account maintained by the Company for the Participant’s benefit an amount equal to the cash dividends the Participant would have received if the Participant were the holder of record, as of such record date, of the number of shares of Common Stock related to the portion of the PRSUs that have not been settled or forfeited as of such record date; provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock underlying the PRSUs are delivered to the Participant in accordance with the provisions hereof or, if later, the date on which such cash dividend is paid to shareholders of the Company. Common Stock or property dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each PRSU granted to the Participant; provided that such stock or property dividends shall be paid in (i) shares of Common Stock, (ii) in the case of a spin-off, shares of stock of the entity that is spun-off from the Company, or (iii) other property, as applicable and in each case, at the same time that the shares of Common Stock underlying the PRSUs are delivered to the Participant in accordance with the provisions hereof. Such account is intended to constitute an “unfunded” account, and neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust of any kind.  Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any PRSU unless and until the Participant has become the holder of record of such shares.

6.Non-Transferability. No portion of the PRSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PRSUs as provided herein.
7.Restrictive Covenants. As a condition precedent to the Participant’s receipt of the PRSUs issued hereunder, the Participant agrees to continue to be bound by the restrictive covenant obligations set forth in the Employment Agreement.
8.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
9.Withholding of Tax. The Participant agrees and acknowledges that the Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind that the Company, in its good faith discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the PRSUs, and if the withholding requirement cannot be satisfied, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Without limiting the foregoing, if the Common Stock is not listed for trading on a national exchange at the time of vesting and/or settlement of the PRSUs, then at the Participant’s election, the Company shall withhold shares of Common Stock otherwise deliverable to the Participant hereunder with a Fair Market Value equal to the Participant’s total income and employment taxes imposed as a result of the vesting and/or settlement of the PRSUs. If any tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Common Stock that may be so withheld or surrendered shall be the number of shares of Common Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to the PRSUs, as determined by the Committee. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of the PRSU or disposition of the underlying shares of Common Stock and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
10.Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates, if any, representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates, if any, representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 10.
11.Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:
(a)The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 11.

(b)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).
(c)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
12.No Waiver. No waiver or non-action by either party hereto with respect to any breach by the other party of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.
13.Entire Agreement; Amendment. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to this Award, and supersede all prior agreements or prior understandings, whether written or oral, between the parties relating to this Award; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate of the Company or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan and as specifically provided herein, including in Exhibit A hereto. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
14.Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
15.No Right to Employment or Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its subsidiaries or its Affiliates to terminate the Participant’s Service at any time, for any reason and with or without Cause, in accordance with and subject to the terms and conditions of the Employment Agreement.
16.Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Affiliate of the Company) of any personal data information related to the PRSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
17.Compliance with Laws. The grant of PRSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the PRSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the PRSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
18.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom this Award may be transferred by will or the laws of descent or distribution.
19.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
20.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Electronic acceptance and signatures shall have the same force and effect as original signatures.
21.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder; provided that no such additional documents shall contain terms or conditions inconsistent with the terms and conditions of this Agreement.
22.Severability. The invalidity or unenforceability of any provision of this Agreement (or any portion thereof) in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement (or any portion thereof) in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
23.No Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of PRSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the PRSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
24.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PRSUs granted pursuant to this Agreement are intended to be exempt from the applicable requirements of Section 409A of the Code and regulations issues thereunder (the “Nonqualified Deferred Compensation Rules”) and shall be limited, construed and interpreted in accordance with such intent. Nevertheless, to the extent that the Committee determines that the PRSUs may not be exempt from the Nonqualified Deferred Compensation Rules, then, if the Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the PRSUs upon his or her “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six (6) months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PRSUs provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate of the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.
25.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
26.  Company Recoupment of Awards. The Participant’s rights with respect to this Award shall in all events be subject to (a) all rights that the Company may have under any Company clawback or recoupment policy or any other agreement or arrangement with the Participant, and (b) all rights and obligations that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder form time to time by the U.S.  Securities and Exchange Commission.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this [________] of [________], 2024.

AMPLIFY ENERGY CORP.

By:

Name:Eric M. Willis

Title:	SVP, General Counsel & Corporate Secretary

PARTICIPANT

Name: [________________]

Signature Page
to

Performance-Based Restricted Stock Unit Award Agreement

Exhibit A

PERFORMANCE VESTING CONDITIONS

This Exhibit A contains the performance vesting conditions and methodology applicable to the PRSUs. Subject to the terms and conditions set forth in the Plan and the Agreement, the portion of the PRSUs subject to this Award, if any, that become vested during the Performance Period will be determined upon the Committee’s certification of achievement of the performance criteria in accordance with this Exhibit A, which shall occur within sixty (60) days following the end of the Performance Period (the “Certification Date”). Capitalized terms used but not defined herein shall have the same meaning as is ascribed thereto in the Agreement or the Plan.

A.  Performance Period

Performance Period	Percentage of Target PRSUs That Vest Subject to the Performance Vesting Conditions
January 1, 2024 to December 31, 2026	100%

B.  Performance Criteria

The performance criteria for the PRSUs is determined by measuring the relative total shareholder return (“Relative TSR”), which measures the Company’s TSR (as defined below) as compared to the TSR of the Company’s performance peer group, as listed in Exhibit B (the “Peer Group”, and each member thereof a “Peer Group Member”) over the Performance Period set forth in the Agreement.

Total shareholder return (“TSR”) shall be calculated as follows:

Ending Price (EP) – equals the relevant company’s average closing stock price for the ten (10) trading days immediately prior to the last day of the Performance Period.

Beginning Price (BP) – equals the relevant company’s average closing stock price for the ten (10) trading days immediately prior to the first day of the Performance Period.

Cash Dividends (CD) – equals the total of all cash dividends paid on a share of the relevant company’s stock during the Performance Period.

C.  Certification of Performance Vesting

On the Certification Date, the Committee shall certify the Company’s Relative TSR for the Performance Period and, based on such Relative TSR, the percentage of the Target PRSUs that vest during the Performance Period shall be determined in accordance with the table below, with Relative TSR linearly interpolated between the listed values. If the Company’s TSR is negative during the Performance Period, the maximum percentage of the PRSUs that vest during the Performance Period shall be 100%.

Relative TSR	Percentage of Target PRSUs Earned

Exhibit A

≥75th percentile	200%
≥50th percentile	100%
≥25th percentile	50%
<25th percentile	0%

All unvested PRSUs subject to this Award that are outstanding as of the date immediately following the last day of the Performance Period shall be forfeited and cancelled for no consideration if they do not become vested as set forth above.

D. Additional Factors or Information Regarding Performance Vesting Methodology

Consistent with the terms of the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the terms of the Plan or the Agreement, including this Exhibit A and Exhibit B shall be within the sole discretion of the Committee, and shall be final, conclusive, and binding upon all persons.

A-2

Exhibit B

PEER GROUP
1. Berry Corporation (BRY)
2. Diversified Energy Company PLC (DEC)
3. Gran Tierra Energy Inc. (GTE)
4. Mach Natural Resources LP (MNR)
5. Riley Exploration Permian, Inc. (REPX)
6. Ring Energy, Inc. (REI)
7. SandRidge Energy, Inc. (SD)
8. SilverBow Resources, Inc. (SBOW)
9. TXO Partners L.P. (TXO)
10. VAALCO Energy, Inc. (EGY)
11. W&T Offshore, Inc. (WTI)
12. SPDR S&P Oil & Gas Exploration & Production ETF (XOP)
13. iShares Russell 2000 ETF (IWM)

If, (i) at the end of the Performance Period, any Peer Group Member is no longer publicly traded or (ii) during the Performance Period, any Peer Group Member declares bankruptcy, the TSR of such Peer Group Member shall be deemed to be the lowest ranked TSR in the Peer Group (and, if multiple Peer Group Members are no longer publicly traded at the end of the Performance Period or declare bankruptcy during the Performance Period, such Peer Group Members shall be ranked in order of when such delisting or bankruptcy occurs, with earlier bankruptcies and delistings ranking lower than later bankruptcies, and delistings). If, during the Performance Period, any Peer Group Member is involved in a merger or acquisition, then (a) if such Peer Group Member is the surviving company, such Peer Group Member will continue to be a Peer Group Member and (b) if such Peer Group Member is not the surviving company, then such Peer Group Member will be removed from the Peer Group and the TSR of such removed Peer Group Member shall not be included in calculating the Relative TSR.

Exhibit B